Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Seacoast Banking Corporation of Florida:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-188290, 333-190507, 333-49972, 333-198682 and 333-152931) and Form S-3 (Nos.  333-185660, 333-194712 and 333-200137) of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our report dated March 17, 2014, with respect to the consolidated balance sheet of the Company as of December 31, 2013, and the related consolidated statements of income, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of the Company.

March 16, 2015
Miami, Florida
Certified Public Accountants